Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2015 Results

Fourth Quarter 2015 Results

  Sales were $739 million
    High Performance Materials & Components sales were $457 million
    Flat Rolled Products sales were $282 million
  Business segment results, which do not include Flat Rolled Products asset impairments and other charges, were a loss of $99 million
    High Performance Materials & Components segment operating profit was $21 million, or 4.6% of sales
  Net loss attributable to ATI was $227 million, or $(2.12) per share, including $267 million of pre-tax charges, or $167 million after-tax, or $(1.56) per share
  Net loss attributable to ATI excluding charges was $60 million, or $(0.56) per share
  Cash on hand was $150 million with total liquidity of approximately $545 million

Full Year 2015 Results

  Sales were $3.7 billion
  Net loss attributable to ATI was $378 million, or $(3.53) per share
  Significant operational accomplishments of Rowley PQ parts qualification, new part introductions for aerospace ramp-up readiness, and HRPF integration overshadowed by weak market conditions, particularly in Flat Rolled Products commodity businesses

PITTSBURGH--(BUSINESS WIRE)--January 26, 2016--Allegheny Technologies Incorporated (NYSE: ATI) reported fourth quarter 2015 sales of $739 million and a net loss attributable to ATI of $227 million, or $(2.12) per share. Fourth quarter 2015 results include $267 million of previously-announced, pre-tax charges.

For the full year 2015, ATI reported a loss from continuing operations attributable to ATI of $378 million, or $(3.53) per share, on $3.7 billion in sales.

“2015 was an incredibly difficult year, and the fourth quarter was the most challenging of the year,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Early indicators in 2015 of increasing weakness in the oil and gas market and the effects of low-priced commodity stainless sheet imports on flat rolled products’ markets were only the beginning. While aerospace market demand for products from the High Performance Materials & Components segment remained good, an extended drop in demand from the oil and gas market, and continued weakness in the global construction and mining equipment market, adversely affected profitability across both business segments. Despite these headwinds, we continued our strategic focus on high-value, differentiated products, which were 83% of ATI’s 2015 sales.”

  ATI’s sales to the key global markets of aerospace and defense, oil & gas/chemical and hydrocarbon processing industry, electrical energy, automotive and medical represented 79% of ATI sales for 2015:
    Sales to the aerospace and defense markets were $1.51 billion and represented 41% of ATI sales: 21% jet engine, 13% airframe, 7% defense. ATI’s sales to the commercial aerospace market increased 8% in 2015 compared to 2014.
    Sales to the oil and gas/chemical and hydrocarbon processing industry market were $538 million and represented 14% of ATI sales: 9% oil & gas, 5% chemical and hydrocarbon processing industry. ATI’s sales to these markets decreased 28% in 2015 compared to 2014.
    Sales to the electrical energy market were $368 million and represented 10% of ATI sales. ATI’s sales to this market decreased 14% in 2015 compared to 2014.
    Sales to the automotive market were $294 million and represented 8% of ATI sales.
    Sales to the medical market were $221 million and represented 6% of ATI sales.
  Direct international sales were $1.6 billion and represented 42% of ATI’s 2015 sales.

“Sales in our High Performance Materials & Components segment were $457 million in the fourth quarter 2015, compared to $475 million in the third quarter 2015, while segment operating profit improved slightly to $21 million, or 4.6% of sales, compared to $19 million or 4.0% of sales in the third quarter 2015,” continued Rich Harshman. “Sales decreased for titanium and titanium alloys due to the timing of orders in the aerospace airframe market, which were more heavily weighted to earlier periods of 2015. Sales for other products in the segment were similar to third quarter 2015 results.

“Flat Rolled Products segment sales were $282 million, down 21% sequentially, and segment operating results were a loss of $120 million, compared to a loss of $92 million in the third quarter 2015. Segment results, which exclude $181 million of goodwill and other long-lived asset impairment charges, reflect the continued challenging market conditions, primarily impacting commodity stainless flat-rolled products. Fourth quarter market conditions continued to deteriorate in this business, due in large part to a surge of imports into the U.S. market, and excess North American and global capacities for commodity stainless steel sheet. Base-selling prices for commodity stainless steel sheet products have fallen throughout 2015 and reached historic lows in December. In addition, weakness continued in the oil and gas/chemical and hydrocarbon processing industry market, which has been the segment’s largest end market. Falling raw material prices negatively affected results, as pricing mechanisms that are designed to recover material costs through indexes and surcharges fell faster than the length of the manufacturing cycle.

“In December 2015, we announced the idling of the standard/commodity stainless melt shop and finishing operations at our Flat Rolled Products’ Midland, PA facility, and the idling of our grain-oriented electrical steel (GOES) operations, including the Bagdad, PA facility, both of which are expected to be completed in early 2016. A $54 million non-cash impairment charge was recorded in fourth quarter 2015 results to reduce the carrying value of these operations, along with a $4 million charge for idling costs. We also wrote off all $127 million of goodwill in the Flat Rolled Products business as a fourth quarter 2015 non-cash charge.

“Our negotiations with the United Steelworkers resumed in late December. We have met several times over the last three weeks. Overall, the dialogue has been generally constructive and we continue to focus on reaching a fair and more competitive labor agreement. In the meantime, we will continue to operate with our salaried employees and temporary workers.

“Capital expenditures were $145 million in 2015, almost half of which was related to the HRPF. This amount was lower than our third quarter 2015 estimate because some HRPF payments shifted to early 2016.

“We maintained a solid liquidity position with $150 million in cash and a $400 million asset-based domestic lending (ABL) facility with our bank group, which was undrawn at year-end 2015. The ABL facility contains no leverage or interest coverage ratios and is collateralized by the accounts receivable and inventory of ATI’s domestic operations. Total debt to total capital was 42.0% at December 31, 2015, compared to 37.0% at the end of 2014.

“We made significant progress in 2015 in qualifying and fully integrating several long-term strategic capital projects that position ATI to grow our high-value products. These strategic capital projects, specifically the Hot Rolling and Processing Facility (HRPF) and the Rowley titanium sponge facility, have been multi-year investments that are expected to begin to provide a return on our invested capital after extensive construction and qualification phases.

Strategy and Outlook

“ATI’s results in 2016 will reflect two differently situated businesses. Our High Performance Materials & Components (HPMC) segment is positioned to begin a multi-year period of sustained profitable growth, supported by long-term agreements that provide significant growth for ATI on legacy and next-generation airplanes and the jet engines that power them. Volume from these agreements is expected to provide improved capacity utilization and product mix in our mill products, forgings, and titanium investment casting facilities, beginning in the first quarter 2016. We expect to increase the pace throughout our HPMC operations as we progress through 2016, driven primarily by the commercial aerospace market, with segment operating profit as a percentage of sales returning to double-digit levels by the second half of the year. This represents significant and continuing improvement toward our goals of long-term profitable growth and consistently earning a premium to our cost of capital.

“In our Flat Rolled Products (FRP) segment, our first half 2016 results will reflect the ongoing rightsizing and restructuring activities, including idling the Midland facility and our GOES operations, during a period of continuing low raw material prices and uncertain end market demand. As we continue to reposition this business to a higher value product mix, we expect shipments of our specialty coil and plate products to improve throughout 2016 and benefit from the HRPF capabilities, particularly for our 48”-wide nickel-based alloy sheet. As a result of these initiatives we expect the FRP segment to be modestly profitable by the second half of 2016.

“Cash generation from operations will be a key focus throughout 2016. We do not expect to pay any U.S. federal taxes in 2016 due to net operating loss carryforwards, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditure requirements. We currently expect 2016 capital expenditures to be approximately $240 million, including our nickel alloy powder expansion ($45 million), final payments on the HRPF ($70 million), completion of the expansion of our titanium investment castings capacity ($10 million), and the expansion of manufacturing capabilities at our STAL joint venture in China ($35 million), which is consolidated within ATI’s financial results. The STAL capital expansion will be fully funded by STAL’s operations. Depreciation and amortization expense in 2016 is forecasted to be approximately $180 million.

“We currently expect 2016 pre-tax retirement benefit expense to be about $98 million, or approximately $21 million higher than 2015, due primarily to lower pension assets. We do not expect to make significant cash contributions to the U.S. qualified pension plan in 2016.”

Financial Review

Fourth Quarter 2015 Charges for asset impairments, restructuring, inventory and other items were $267.5 million pretax:

  ATI conducted its annual goodwill impairment analysis in the fourth quarter of 2015, and determined that the fair value of this business was below its carrying value. As a result, fourth quarter 2015 results include a $126.6 million pretax, non-cash charge to write off all goodwill in the Flat Rolled Products business. This goodwill primarily resulted from the 1993 acquisition of Jessop Steel by Allegheny Ludlum, a predecessor ATI company.
  Restructuring and other charges were $89.7 million in the fourth quarter 2015, as follows:
    In December 2015, ATI announced rightsizing actions in the Flat Rolled Products business which included the prospective 2016 idlings of the standard stainless melt shop and finishing operations in Midland, PA, and the GOES operations in Western PA including the Bagdad facility. Fourth quarter 2015 results include a $54.5 million pretax, non-cash impairment charge to reduce the carrying values of these facilities. Fourth quarter results also include $3.5 million of charges for future idling costs at these facilities.
    In December 2015, based on current market prices for non-PQ titanium sponge, ATI recorded a $25.4 million non-cash charge to revalue this inventory. The charge includes revised assessments of the non-PQ titanium market conditions and expected utilization of this inventory.
    As announced in October 2015, in the fourth quarter 2015 ATI implemented a salaried workforce reduction in both the High Performance Materials & Components segment and at ATI’s headquarters. Severance charges of $6.3 million were recorded in the fourth quarter for this action.
  Net Realizable Value inventory reserve charges were $51.2 million, which are required to offset ATI’s aggregate net debit LIFO inventory balance that exceeds current inventory replacement cost. The NRV reserve increase offset LIFO inventory valuation reserve benefits of $51.3 million recorded in the fourth quarter of 2015.

Quarterly Results

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2015 (a)	2015 (b)	2014
	In Millions

Sales	$738.9	$832.7	$1,047.5

Income (loss) from continuing operations attributable to ATI before charges	$(59.6)	$(31.2)	$19.9
Charges	(167.3)	(113.4)	—
Income (loss) from continuing operations attributable to ATI	$(226.9)	$(144.6)	$19.9

	Per Diluted Share

Continuing operations attributable to ATI before charges	$(0.56)	$(0.29)	$0.18
Charges	(1.56)	(1.06)	—
Continuing operations attributable to ATI	$(2.12)	$(1.35)	$0.18

(a)	Results for the three months ended December 31, 2015 include $216.3 million pretax ($135.3 million after-tax, or $(1.26) per share), of impairment and restructuring charges, and Net Realizable Value (NRV) inventory charges of $51.2 million pretax ($32.0 million after-tax, or $(0.30) per share).

(b)	Results for the three months ended September 30, 2015 include $113.4 million of after-tax charges, or $(1.06) per share, including NRV inventory valuation adjustments of $49.5 million, or $(0.46) per share, and income tax valuation allowances of $63.9 million, or $(0.60) per share.

Percentage of Total ATI Sales	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
High-Value Products	2015	2015	2014	2015	2014
Nickel-based alloys and specialty alloys	27%	26%	27%	28%	26%
Titanium and titanium alloys	18%	19%	15%	17%	15%
Precision forgings, castings and components	16%	14%	13%	14%	13%
Precision and engineered strip	14%	14%	13%	13%	13%
Zirconium and related alloys	9%	8%	6%	7%	6%
Grain-oriented electrical steel	3%	4%	4%	4%	4%
Total High-Value Products	87%	85%	78%	83%	77%

Fourth Quarter and Full Year 2015 Financial Results

  Sales for the fourth quarter 2015 were $738.9 million, a decrease of 11% compared to the third quarter 2015. Compared to the third quarter 2015, sales decreased 4% in the High Performance Materials & Components segment, primarily due to lower sales of titanium and titanium alloys. Flat Rolled Products segment sales decreased 21% compared to the third quarter 2015 due to lower shipments and lower selling prices.
  Sales for the full year 2015 decreased 12% to $3.72 billion, compared to $4.22 billion for 2014. Direct international sales were $1.6 billion and represented 42% of total sales, compared to 38% for 2014. Compared to the full year 2014, sales decreased 1% in the High Performance Materials & Components segment and 22% in the Flat Rolled Products segment.
  Fourth quarter 2015 segment operating loss was $99.1 million, or (13.4)% of sales, compared to a loss of $73.0 million, or (8.8)% of sales in the third quarter 2015. High Performance Materials & Components segment operating profit for the fourth quarter 2015 was $21.0 million, or 4.6% of sales, compared to $18.8 million, or 4.0% of sales in the third quarter 2015. Flat Rolled Products segment operating loss was $120.1 million in the fourth quarter 2015, compared to a loss of $91.8 million in the third quarter 2015.
  Full year 2015 segment operating loss was $84.8 million, or (2.3)% of sales, compared to 2014 segment operating profit of $187.8 million, or 4.4% of sales. High Performance Materials & Components segment operating profit for the full year 2015 was $157.1 million, or 7.9% of sales, compared to $234.8 million, or 11.7% of sales in 2014. Flat Rolled Products segment operating loss was $241.9 million for the full year 2015, compared to a loss of $47.0 million in 2014.
  The loss from continuing operations attributable to ATI for the fourth quarter 2015 was $226.9 million, or $(2.12) per share, compared to a loss of $144.6 million, or $(1.35) per share, for the third quarter 2015. Results for the fourth quarter 2015 included $167.3 million after-tax, or $(1.56) per share, of impairment and restructuring charges and NRV inventory charges compared to $113.4 million after-tax, or $(1.06) per share of NRV inventory charges and income tax valuation allowances in the third quarter 2015. Excluding these charges from both 2015 periods, the loss from continuing operations was $59.6 million, or $(0.56) per share, in the fourth quarter compared to $31.2 million, or $(0.29) per share, in the third quarter 2015.
  Full year 2015 loss from continuing operations attributable to ATI was $377.9 million, or $(3.53) per share, including all charges, compared to the full year 2014 loss of $2.0 million, or $(0.02) per share.
  Cash on hand at the end of 2015 was $149.8 million, a $119.7 million decrease from year-end 2014. Cash flow provided by operations was $22.5 million in the fourth quarter 2015 and $131.4 million for the full year 2015.

High Performance Materials & Components Segment

Market Conditions

  Sales to the commercial jet engine market in the fourth quarter 2015 were slightly higher compared to the third quarter 2015. Government aerospace and defense sales were also higher sequentially, while sales to the commercial airframe market were weaker. Sales to the medical market were 2% higher, while oil & gas/chemical and hydrocarbon processing industry and construction and mining markets remained at lower levels. Sales of our titanium and titanium alloys declined 15%, and sales of our nickel-based and specialty alloys were flat compared to the third quarter 2015. Sales of zirconium and related alloys improved 10%, and sales of precision forgings and castings increased 2% compared to the third quarter 2015. Direct international sales represented over 43% of total segment sales for 2015.

Fourth quarter 2015 compared to fourth quarter 2014

  Sales decreased 9% to $457.3 million compared to the fourth quarter 2014, primarily as a result of lower mill product shipments. Sales to the aerospace market, which represented over 60% of fourth quarter 2015 sales, were 6% lower than the prior year quarter as higher sales to the commercial jet engine market were offset by lower sales in commercial airframe market due to the timing of orders. Sales to the oil & gas/chemical and hydrocarbon processing industry decreased 68% compared to the fourth quarter 2014 due to significant supply chain rebalancing. Sales to the medical market comprised 11% of segment sales and increased 9% compared to the fourth quarter 2014.
  Segment operating profit was $21.0 million, or 4.6% of sales. This compares to $72.3 million, or 14.4% of sales in the fourth quarter 2014. Results for 2015 were negatively impacted by lower operating levels due to lower demand from the oil & gas/chemical and hydrocarbon processing industry and construction and mining markets, which mainly affected nickel and specialty steel alloys and precision forging products. Results were also negatively impacted by the misalignment of raw material costs due to the long manufacturing cycle of certain products not matching lower raw material index values included in selling prices.

Flat Rolled Products Segment

Market Conditions

  Weak market conditions, particularly for commodity standard stainless products, continued to worsen in the fourth quarter of 2015. Sales of standard grade stainless sheet and plate products were 26% lower on 15% lower shipment volume, and sales of high-value products were 20% lower on 17% lower shipment volume, compared to the third quarter of 2015. Declining raw material surcharges contributed to the decline in sales. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.

Fourth quarter 2015 compared to fourth quarter 2014

  Sales were $281.6 million, nearly 50% below the prior year period, due to weak market conditions and lower sales for all major products. Shipments of high-value products decreased 32% compared to the fourth quarter 2014, and shipments of standard stainless products decreased 43%. Average selling prices were 12% lower for high-value products and 32% lower for standard stainless products.
  Segment operating results were a loss of $120.1 million, compared to a 2014 segment operating loss of $14.3 million. The monthly average LME-traded price of nickel declined from $7.22 per pound in December 2014 to $3.94 per pound in December 2015. These changes combined with lower base selling prices for most products had significant negative impacts on segment results. Lower operating levels due primarily to weak market conditions also negatively impacted segment results.

Income Taxes

  Fourth quarter results included a benefit for income taxes of $135.8 million, using a 37.5% tax rate applied to the pretax loss, and $1.3 million of discrete tax benefits, net. ATI continues to record income tax valuation allowances on a portion of its deferred tax assets with future expiration dates, as a result of a three year cumulative loss from U.S. operations. For the full year 2015, the total impact of income tax valuation allowances was $68.4 million, which reduced the tax benefit recognized on the 2015 pretax loss, and primarily related to tax benefits recognized in prior periods. The Company expects to continue to record income tax valuation allowances for a portion of its deferred tax assets while it remains in this three-year cumulative loss position.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, January 26, 2016, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppage, including the current lockout of USW-represented employees; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.7 billion in 2015. At December 31, 2015, ATI had approximately 9,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical and hydrocarbon processing industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2015	2015	2014	2015	2014

Sales	$738.9	$832.7	$1,047.5	$3,719.6	$4,223.4
Costs and expenses:
Cost of sales	811.0	861.4	925.6	3,633.9	3,844.8
Selling and administrative expenses	40.8	62.5	70.4	238.8	272.5
Impairment of goodwill	126.6	-	-	126.6	-
Restructuring and other charges	89.7	-	-	89.7	-
Income (loss) before interest, other income and income taxes	(329.2)	(91.2)	51.5	(369.4)	106.1
Interest expense, net	(29.2)	(27.5)	(25.9)	(110.2)	(108.7)
Other income (expense), net	(0.7)	0.8	1.2	1.6	4.1
Income (loss) from continuing operations before income taxes	(359.1)	(117.9)	26.8	(478.0)	1.5
Income tax provision (benefit)	(135.8)	23.4	3.7	(112.1)	(8.7)
Income (loss) from continuing operations	(223.3)	(141.3)	23.1	(365.9)	10.2
Income (loss) from discontinued operations, net of tax	-	-	2.2	-	(0.6)
Net income (loss)	$(223.3)	$(141.3)	$25.3	$(365.9)	$9.6
Less: Net income attributable to noncontrolling interests	3.6	3.3	3.2	12.0	12.2
Net income (loss) attributable to ATI	$(226.9)	$(144.6)	$22.1	$(377.9)	$(2.6)

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(2.12)	$(1.35)	$0.18	$(3.53)	$(0.02)
Discontinued operations attributable to ATI per common share	-	-	0.02	-	(0.01)
Basic net income (loss) attributable to ATI per common share	$(2.12)	$(1.35)	$0.20	$(3.53)	$(0.03)

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(2.12)	$(1.35)	$0.18	$(3.53)	$(0.02)
Discontinued operations attributable to ATI per common share	-	-	0.02	-	(0.01)
Diluted net income (loss) attributable to ATI per common share	$(2.12)	$(1.35)	$0.20	$(3.53)	$(0.03)

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(226.9)	$(144.6)	$19.9	$(377.9)	$(2.0)
Income (loss) from discontinued operations, net of tax	-	-	2.2	-	(0.6)
Net income (loss)	$(226.9)	$(144.6)	$22.1	$(377.9)	$(2.6)

Weighted average common shares outstanding -- basic (millions)	107.3	107.3	107.2	107.3	107.1
Weighted average common shares outstanding -- diluted (millions)	107.3	107.3	107.9	107.3	107.1
Actual common shares outstanding -- end of period (millions)	109.2	109.2	108.7	109.2	108.7

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2015	2015	2014	2015	2014
Sales:
High Performance Materials & Components	$457.3	$474.7	$500.6	$1,985.9	$2,006.8
Flat Rolled Products	281.6	358.0	546.9	1,733.7	2,216.6

Total External Sales	$738.9	$832.7	$1,047.5	$3,719.6	$4,223.4

Operating Profit (Loss):

High Performance Materials & Components	$21.0	$18.8	$72.3	$157.1	$234.8
% of Sales	4.6%	4.0%	14.4%	7.9%	11.7%

Flat Rolled Products	(120.1)	(91.8)	(14.3)	(241.9)	(47.0)
% of Sales	-42.6%	-25.6%	-2.6%	-14.0%	-2.1%

Operating Profit (Loss)	(99.1)	(73.0)	58.0	(84.8)	187.8
% of Sales	-13.4%	-8.8%	5.5%	-2.3%	4.4%

LIFO and net realizable value reserves	0.1	(0.2)	13.2	0.1	0.3

Corporate expenses	(11.1)	(10.7)	(12.3)	(44.7)	(49.6)

Closed company and other expenses	(3.5)	(6.5)	(6.2)	(22.1)	(28.3)

Impairment of goodwill	(126.6)	-	-	(126.6)	-

Restructuring and other charges	(89.7)	-	-	(89.7)	-

Interest expense, net	(29.2)	(27.5)	(25.9)	(110.2)	(108.7)

Income (loss) from continuing operations before income taxes	$(359.1)	$(117.9)	$26.8	$(478.0)	$1.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	December 31,	December 31,
	2015	2014 *
ASSETS

Current Assets:
Cash and cash equivalents	$149.8	$269.5
Accounts receivable, net of allowances for doubtful accounts of $4.5 million and $4.8 million at December 31, 2015 and 2014, respectively	400.3	603.6
Inventories, net	1,271.6	1,472.8
Prepaid expenses and other current assets	45.9	136.2
Total Current Assets	1,867.6	2,482.1

Property, plant and equipment, net	2,928.2	2,961.8
Cost in excess of net assets acquired	651.4	780.4
Other assets	304.5	347.4

Total Assets	$5,751.7	$6,571.7

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$380.8	$556.7
Accrued liabilities	301.8	323.2
Short term debt and current portion of long-term debt	3.9	17.8
Total Current Liabilities	686.5	897.7

Long-term debt	1,491.8	1,498.2
Accrued postretirement benefits	359.2	415.8
Pension liabilities	833.8	739.3
Deferred income taxes	75.6	143.1
Other long-term liabilities	108.3	156.2
Total Liabilities	3,555.2	3,850.3

Redeemable noncontrolling interest	12.1	12.1

Total ATI stockholders' equity	2,082.8	2,598.4
Noncontrolling interests	101.6	110.9
Total Equity	2,184.4	2,709.3

Total Liabilities and Equity	$5,751.7	$6,571.7

* Due to the retrospective adoption of new accounting standards in 2015, the December 31, 2014 balance sheet now reflects $10.9 million of debt issuance costs reclassified from other assets to long-term debt and $62.2 million of deferred income tax liabilities reclassified from accrued liabilities to noncurrent deferred income taxes.

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Fiscal Year Ended
	December 31
	2015	2014

Operating Activities:

Net income (loss)	$(365.9)	$9.6

Depreciation and amortization	189.9	176.8
Impairment of goodwill	126.6	-
Non-cash restructuring and other charges	54.5	-
Deferred taxes	(118.0)	31.7
Change in managed working capital	229.0	(148.0)
Change in retirement benefits	14.3	3.1
Accrued liabilities and other	1.0	(17.3)
Cash provided by operating activities	131.4	55.9
Investing Activities:
Purchases of property, plant and equipment	(144.5)	(225.7)
Purchases of businesses, net of cash acquired	(0.5)	(92.9)
Asset disposals and other	(0.1)	2.4
Cash used in investing activities	(145.1)	(316.2)
Financing Activities:
Payments on long-term debt and capital leases	(23.6)	(414.9)
Net borrowings under credit facilities	1.5	-
Debt issuance costs	-	(1.2)
Dividends paid to shareholders	(66.5)	(77.1)
Dividends paid to noncontrolling interests	(16.0)	-
Taxes on share-based compensation and other	(1.4)	(3.8)
Cash used in financing activities	(106.0)	(497.0)
Decrease in cash and cash equivalents	(119.7)	(757.3)
Cash and cash equivalents at beginning of period	269.5	1,026.8
Cash and cash equivalents at end of period	$149.8	$269.5

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2015	2015	2014	2015	2014
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	86,155	104,042	125,926	449,461	508,753
Standard	89,397	104,690	156,186	514,035	678,022
Flat Rolled Products total	175,552	208,732	282,112	963,496	1,186,775

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.26	$2.34	$2.58	$2.51	$2.53
Standard	$0.94	$1.08	$1.39	$1.16	$1.35
Flat Rolled Products combined average	$1.59	$1.71	$1.92	$1.79	$1.86

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2015	2015	2014	2015	2014
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(226.9)	$(144.6)	$19.9	$(377.9)	$(2.0)

Redeemable noncontrolling interest	-	(0.2)	(0.3)	(0.3)	(0.3)
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI after assumed conversions	$(226.9)	$(144.8)	$19.6	$(378.2)	$(2.3)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.3	107.3	107.2	107.3	107.1
Effect of dilutive securities:
Share-based compensation	-	-	0.7	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.3	107.3	107.9	107.3	107.1

Basic income (loss) from continuing operations attributable to ATI per common share	$(2.12)	$(1.35)	$0.18	$(3.53)	$(0.02)

Diluted income (loss) from continuing operations attributable to ATI per common share	$(2.12)	$(1.35)	$0.18	$(3.53)	$(0.02)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	December 31
	2015	2014

Accounts receivable	$400.3	$603.6
Inventory	1,271.6	1,472.8
Accounts payable	(380.8)	(556.7)
Subtotal	1,291.1	1,519.7

Allowance for doubtful accounts	4.5	4.8
LIFO reserve	5.1	(4.8)
Inventory reserves	64.8	68.8
Corporate and other	-	6.0
Managed working capital	$1,365.5	$1,594.5

Annualized prior 2 months sales	$2,688.8	$4,144.5

Managed working capital as a % of annualized sales	50.8%	38.5%

December 31, 2015 change in managed working capital	$(229.0)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	December 31
	2015	2014

Total debt (a)	$1,505.2	$1,526.9
Less: Cash	(149.8)	(269.5)
Net debt	$1,355.4	$1,257.4

Net debt	$1,355.4	$1,257.4
Total ATI stockholders' equity	2,082.8	2,598.4
Net ATI capital	$3,438.2	$3,855.8

Net debt to ATI capital	39.4%	32.6%

Total debt (a)	$1,505.2	$1,526.9
Total ATI stockholders' equity	2,082.8	2,598.4
Total ATI capital	$3,588.0	$4,125.3

Total debt to total ATI capital	42.0%	37.0%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004